Exhibit 23.3

CONSENT

We hereby consent to the incorporation by reference into this Registration Statement on Form S-8 of the references to our firm as an independent valuation specialist, and to the assistance we provided with respect to the valuation of warrants issued to investors on September 27, 2012, included under the heading “Warrants” of “Item 5. Operating and Financial Review and Prospects – A. Operating Results” of the Annual Report on Form 20-F for the year ended December 31, 2013 of Mazor Robotics Ltd.

/s/ Financial Immunities Dealing Room Ltd.
Financial Immunities Dealing Room Ltd.

Ness-Ziona, Israel

August 14, 2014